EXHIBIT 23.2

CONSENT OF COUNSEL

We hereby consent to the reference to our firm in the preliminary prospectus included in the registration statement, filed July 31, 2025, under the captions “Additional Legal Aspects of the Titling Trust and the Exchange Notes—Insolvency Related Matters” and “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Mayer Brown LLP
Mayer Brown LLP
New York, New York
July 31, 2025